Exhibit 99.3

LETTER TO BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

Exchange of
Warrants to Acquire Ordinary Shares
of

TECNOGLASS INC.

for
Ordinary Shares of Tecnoglass Inc.

THE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON [           ], 2015, UNLESS THE OFFER IS EARLIER WITHDRAWN OR EXTENDED BY THE COMPANY. WARRANTS OF THE COMPANY TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW).

[           ], 2015

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Enclosed are the Prospectus/Offer to Exchange dated [           ], 2015 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal (the “Letter of Transmittal”), which together set forth the offer of Tecnoglass Inc. (the “Company”), a Cayman Islands exempted company, to each holder of warrants to purchase ordinary shares, par value $0.0001 per share, of the Company (“Warrants”), to receive one ordinary share of the Company in exchange for every 2.3 Warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal. The Offer will be open until [           ], 2015, at 5:00 p.m., Eastern Time, unless the Offer is earlier withdrawn or extended by the Company (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”).

Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive one ordinary share of the Company for every 2.3 Warrants tendered by such holder and exchanged. Any Warrant holder that participates in the Offer may tender less than all of its Warrants for exchange.

No fractional shares of the Company will be issued pursuant to the Offer. In lieu of issuing fractional shares, the Company will round up to the nearest whole share based upon the aggregated number of Warrants tendered by the holder.

Warrants not exchanged for ordinary shares of the Company pursuant to the Offer will remain outstanding subject to their current terms, including any such terms permitting the Company to redeem such Warrants prior to their expiration.

THE OFFER IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

Enclosed with this letter are copies of the following documents:

1.	The Prospectus/Offer to Exchange;
2.	The Letter of Transmittal, for your use in accepting the Offer and tendering Warrants for exchange and for the information of your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee. Manually signed copies of the Letter of Transmittal may be used to tender Warrants;
3.	The Notice of Guaranteed Delivery to be used to accept the Offer in the event (i) your Warrant certificates are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach Continental Stock Transfer & Trust Company (the “Depositary”) prior to the Expiration Date;
4.	A form of letter which may be sent by you to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, including an Instructions Form provided for obtaining each such client’s instructions with regard to the Offer; and
5.	A return envelope addressed to Continental Stock Transfer & Trust Company.

Certain conditions to the Offer are described in the section of the Prospectus/Offer to Exchange entitled “The Offer — General Terms — Conditions to the Offer.”

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on [           ], 2015, unless the Offer is earlier withdrawn or extended by the Company.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary, the information agent and certain other persons, as described in the section of the Prospectus/Offer to Exchange entitled “The Offer — Fees and Expenses”) for soliciting tenders of Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding copies of the enclosed materials to your clients for whose accounts you hold Warrants.

Any questions you have regarding the Offer should be directed to, and additional copies of the enclosed materials may be obtained from, the information agent in the Offer:

Devin Sullivan
The Equity Group
800 3rd Avenue, 36th Floor
New York, NY 10022
Phone: 212.371.8660
Fax: 212.421.1278
info@equityny.com

Very truly yours,

Tecnoglass Inc.

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person the agent of the Company, the Depositary, the information agent or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.